                                                              Exhibit 99
                               Earnings Release

                    Toyota Motor Credit Corporation Reports
                            Record Second Quarter
                      Operating Net Income of $73 Million

TORRANCE, Calif. November 1, 2001 --Toyota Motor Credit Corporation ("TMCC"), which is marketed under the brands of Toyota Financial Services ("TFS") and Lexus Financial Services ("LFS"), today announced fiscal second quarter operating net income of $73 million, an increase of $49 million (204%) over the comparable prior year period. For the six months ended
September 30, 2001, operating net income was $118 million, an increase of $71 million (151%) over the same period in the prior year. The strong financial performance is primarily attributable to asset and revenue growth and improvement in net interest margin, partially offset by higher credit and disposition losses. Operating net income excludes the effect of market value changes related to derivative hedging contracts.

Finance volume of $4.4 billion was strong for the quarter, exceeding the comparable prior year period by $769 million (21%). As of September 30, 2001, managed net earning assets totaled $33.1 billion, an increase of $3.4 billion (11%) from a year earlier. "We are pleased with our performance through the second quarter and are on track for a record year," said George Borst, President and CEO. "We continue to improve our overall market share penetration of Toyota and Lexus financed sales to consumers as well as our penetration of wholesale financing for Toyota and Lexus dealers over the prior year."

Due in part to a phased implementation of a tiered pricing structure which matches customer risk with contract rates charged to allow profitable purchases of a wider range of risk levels, 60+ day delinquency increased to
 .26%, up 5 bp from June 30, 2001 and up 6 bp from September 30, 2000. Net charge-offs totaled .50% for the three months ended September 30, 2001, a decrease of 2 bp from the quarter ended June 30, 2001 but an increase of 8 bp over the same period in the prior year.

Net income including the effect of mark to market adjustments on derivative contracts for the three month and six month periods ending September 30, 2001 totaled $21 million and $71 million, respectively. TMCC uses derivative contracts as part of its interest rate risk management program. The mark to market adjustments are determined in accordance with Financial Accounting Standards Board Pronouncement Numbers 133 and 138.

TFS and LFS are the finance and insurance brands for Toyota and Lexus respectively in the United States. They primarily offer retail auto financing and leasing, and wholesale auto financing through Toyota Motor Credit Company and extended service contracts through Toyota Motor Insurance Services ("TMIS"). TFS\LFS currently employs over 2,600 associates nationwide, and has managed assets in excess of $33 billion. It is part of a worldwide network of comprehensive financial services offered by Toyota Financial Services Corporation, a wholly-owned subsidiary of Toyota Motor Corporation.

This news release contains certain forward-looking statements that are subject to risks and uncertainties. The factors which may cause future results to differ materially from expectations are discussed in the Form 10-KT for the transitional year ended March 31, 2001, filed with the Securities and Exchange Commission. TMCC undertakes no obligation to update or revise any forward-looking statements.

                                    Toyota Motor Credit Corporation
                                         Financial Highlights

Condensed Financial Information ($ Millions)
-------------------------------------------
                                                                                    Six Months
                                   Three Months Ended or at     % Change            Ended or at
                                ------------------------------    Prior         -------------------
                                 9/30/01    6/30/01    9/30/00    Year           9/30/01    9/30/00   % Change
                                --------   --------   --------  --------        --------   --------   --------
Revenues:
  Net Financing Revenues        $    234   $    204   $    148     58%          $    438   $    340       29%
  Other Revenues                      72         58         72      0%               130         69       88%

Expenses:
  Operating Costs & Other            147        134        125     18%               281        250       12%
  Provision for Credit Losses         51         50         46     11%               101         75       35%

Operating Net Income            $     73   $     45   $     24    204%          $    118   $     47      151%
                                ========   ========   ========                  ========   ========

Net Income (1)                  $     21   $     50   $     24    -13%          $     71   $     47       51%
                                ========   ========   ========                  ========   ========

Key Data ($ Millions)
--------------------

Contract Volume
---------------
  Retail                        $  2,918   $  2,700   $  2,071     41%          $  5,618   $  3,848       46%
  Lease                            1,454      1,667      1,532     -5%             3,121      2,925        7%
                                --------   --------   --------                  --------   --------
      Total Volume              $  4,372   $  4,367   $  3,603     21%          $  8,739   $  6,773       29%
                                ========   ========   ========                  ========   ========

Credit Quality
--------------
  60+ Day Contractual
    Delinquency                    0.26%      0.21%      0.20%                     0.26%      0.20%
  Credit Loss Ratio                0.50%      0.52%      0.42%                     0.51%      0.38%

Balance Sheet Information
-------------------------
  Net Earning Assets (2) (3)
    Retail                      $ 11,160   $  9,315   $ 10,229      9%
    Lease                         13,431     13,485     12,860      4%
    Floorplan & Other              3,950      4,244      3,043     30%
                                --------   --------   --------
      Total                     $ 28,541   $ 27,044   $ 26,132      9%
                                ========   ========   ========

Allowance for Credit Losses     $    248   $    231   $    230
  % of Average Earning Assets      0.86%      0.85%      0.87%

Total Assets                    $ 32,079   $ 29,693   $ 28,036
Notes and loans payable (4)     $ 25,199   $ 22,200   $ 21,098
Capital Stock                   $    915   $    915   $    915
Retained Earnings               $  1,648   $  1,631   $  1,539

Managed Information
-------------------
  Managed Net Earning
   Assets (2) (3)
    Retail                      $ 15,496   $ 14,248   $ 12,080     28%
    Lease                         13,668     13,984     14,593     -6%
    Floorplan & Other              3,950      4,244      3,043     30%
                                --------   --------   --------
      Total                     $ 33,114   $ 32,476   $ 29,716     11%
                                ========   ========   ========


(1) After SFAS 133/138 mark to market adjustment (net of income tax effect) of $(52) million and $5 million for the three months ended September 30, 2001 and June 30, 2001, respectively and $(47) million for the six months ended September 30, 2001.  SFAS 133/138 did not apply to the three months and six months ended
    September 30, 2000.
(2) Includes securitized retail and lease assets.
(3) Net of allowance for credit losses.
(4) Notes and Loans Payable at September 30, 2001 includes notes payable related to securitized finance receivables structured as collateralized borrowings.